EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ZAP Obtains $425 Million Revolving Line of Credit to Import SMART Cars and Other Fuel-Efficient Vehicles
     SANTA ROSA, Calif., September 20, 2005 — ZAP (PCX: ZP — News), announced today that it has concluded an agreement for a $425 million revolving financing facility with Surge Capital II, LLC that could be used to import SMART cars and other advanced transportation vehicles for its dealers.
     This new facility would give ZAP the ability to start fulfilling purchase orders it has already received for SMART cars that will be modified to meet United States environmental and safety standards using proprietary conversion technology that has been licensed to ZAP. The facility may also be used for the importation of other brands of fuel-efficient vehicles from global manufacturers that would be distributed through ZAP’s dealer network. The financing facility has a term of one year, but may be extended upon agreement by both parties. The financing is based on orders ZAP receives from dealers who must be approved in advance by Surge Capital and is secured by a first lien on substantially all of ZAP’s assets.
     ZAP, a publicly traded company listed on the ArcaEx Exchange, is a pioneer in providing advanced, fuel-efficient vehicles with proven and reliable technology to American drivers and consumers. The company recently announced the first deliveries of Smart Cars modified by ZAP to dealers in eight states as well as the beginning of its dealer service training and certification program.
     “We are now in a position to immediately and continuously purchase large quantities of vehicles from qualified manufacturers and distributors,” said Steven Schneider, CEO of ZAP. “This transaction, which is the culmination of many months of discussions, was a key element in executing our strategic plan, and I am pleased to report that we have crossed this critical hurdle.”
     Surge Capital, ZAP’s financing partner in this transaction, and its affiliates are private investment funds headquartered in Northbrook, Illinois. The firm specializes in trade and inventory finance transactions where clients are able to obtain substantial funding beyond traditional financing guidelines in order to fulfill purchase orders.
     “Surge Capital sees this new relationship with ZAP as an important milestone in the continuing growth of our automotive practice,” said Parker Lapp, Senior Vice President of Surge Capital’s Detroit office. Lapp added that “These are obviously exciting times in the auto industry, filled with tremendous opportunities. We believe that with this new and substantial revolving credit facility, global automobile manufacturers of fuel-efficient vehicles will see ZAP as a viable distribution partner for the U.S. market. “
     Gary Starr, the founder and Chairman of the Board of ZAP, said “We look forward to being able to sustain America’s love affair with the automobile, even with gas prices at the highest level in history, with the many new, fuel-efficient vehicles that we will bring here.”
About ZAP
     ZAP, Zero Air Pollution®, has been a leader in advanced transportation technologies and energy products since 1994, delivering over 90,000 vehicles to consumers in more than 75 countries. ZAP has a 10-year license with eight and a half years remaining on the technology developed by Smart-Automobile LLC to Americanize the popular European-made

Smart Car for the U.S. marketplace. ZAP Americanizes the Smart Car to meet U.S. federal and state safety and emissions standards through registered importers. ZAP currently complies with regulatory requirements in all states except California and four other states. ZAP is not affiliated with, or authorized by, smart gmbh, the manufacturer of SMART automobiles, or the smartUSA division of Mercedes-Benz LLC, the exclusive authorized U.S. importer and distributor of those vehicles. ZAP purchases its vehicles from non-affiliated direct importer Smart-Automobile LLC. For more information, visit http://www.zapworld.com
About Surge Capital
     Surge Capital and its affiliates are private investment funds headquartered in Northbrook, Illinois, providing trade and inventory financing for up to 100% of purchase order values. For more information, contact the Northbrook, Illinois office at 847-498-3745, the Southfield, Michigan office at 248-945-7378, or visit the firm’s website at www.surgecapital.com.
Cautionary Statement
     This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
ZAP Contacts:
Steve Kim, Investor Relations
(707) 525-8658 x 298, investor@zapworld.com

Alex Campbell, Media Relations
(707) 525-8658 x 241, acampbell@zapworld.com

Surge Capital II, LLC Contacts:
Parker Lapp, Senior Vice President
(248) 945-7378, parker.lapp@surgecapital.com